Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2008 Financial Results

SAN DIEGO – November 5, 2008 - Optimer Pharmaceuticals, Inc. (Nasdaq:OPTR) today announced its financial results for the third quarter ended September 30, 2008. Optimer reported a net loss for the third quarter of 2008 of $9.2 million, or $0.31 per share, compared to a net loss of $6.5 million, or $0.28 per share, for the same period in 2007.  Research and development expenses in the third quarter of 2008 were $7.9 million compared to $5.5 million in the third quarter of 2007.  The increase was primarily due to expenses related to OPT-80 and Prulifloxacin Phase 3 clinical trials.

As of September 30, 2008, Optimer held cash, cash equivalents and investments of $47.6 million.

“Our financial results for the quarter were in line with our expectations.  Also during the quarter, we completed enrollment in the second Prulifloxacin Phase 3 study for the treatment of infectious diarrhea and we had a very strong presence at the ICAAC/IDSA infectious disease conference,” said Michael N. Chang, Ph.D., Optimer’s President and Chief Executive Officer. “We presented the full analysis data from our first Prulifloxacin Phase 3 study and sponsored a medical education symposium on CDI with a panel of infectious disease experts. We are rapidly approaching our next key milestone – data from our first OPT-80 Phase 3 trial for the treatment of CDI.”

Recent Corporate Highlights

•                  The full data analysis from the first of two Phase 3 clinical studies of Prulifloxacin was featured at this year’s joint meeting of the Annual Interscience Conference on Antimicrobial Agents and Chemotherapy/Infectious Disease Society of America (ICAAC/IDSA) in October 2008. Data presented by Herbert DuPont, M.D., primary researcher and Director, Center for Infectious Diseases at the University of Texas School of Public Health, showed that Prulifloxacin shortened recovery time in patients suffering from travelers’ diarrhea, a form of infectious diarrhea.

•                  Optimer completed enrollment in the second of two Phase 3 clinical trials examining the safety and efficacy of Prulifloxacin for the treatment of travelers’ diarrhea.

•                  At the ICAAC/IDSA meeting, Optimer sponsored a symposium of top infectious disease experts who spoke about the ‘Current Treatments and Challenges’ of Clostridium difficile infection.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer has two late-stage anti-infective product candidates.  OPT-80 is being developed for the treatment of Clostridium difficile infection, the most common hospital-acquired diarrhea.  Prulifloxacin is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of OPT-80 and Prulifloxacin, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Research grants	$239,212	$44,493	$844,675	$241,793
Collaborative research agreements	—	271,555	50,000	431,555
Total revenues	239,212	316,048	894,675	673,348
Operating expenses:
Research and development	7,877,906	5,496,136	21,003,764	35,964,496
Marketing	415,916	387,424	1,695,400	1,238,492
General and administrative	1,544,925	1,362,052	4,803,422	3,969,695
Total operating expenses	9,838,747	7,245,612	27,502,586	41,172,683
Loss from operations	(9,599,535)	(6,929,564)	(26,607,911)	(40,499,335)
Interest income and other, net	411,352	454,230	1,426,386	1,391,731
Net loss	$(9,188,183)	(6,475,334)	$(25,181,525)	(39,107,604)

Basic and diluted net loss per share	$(0.31)	$(0.28)	$(0.89)	$(1.94)

Shares used to compute basic and diluted net loss per share	29,253,693	23,154,266	28,377,733	20,143,478

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	September 30 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,102,746	$3,191,814
Short-term investments	22,362,491	55,613,785
Prepaid expenses and other current assets	837,035	967,994
Total current assets	47,302,272	59,773,593
Restricted cash	170,000	—
Property and equipment, net	648,024	705,374
Long-term investments	1,150,000	—
Other assets	332,787	306,573
Total assets	$49,603,083	$60,785,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,127,941	$2,602,152
Accrued expenses	2,614,186	4,998,025
Total current liabilities	5,742,127	7,600,177
Deferred rent	266,976	281,894
Commitments and contingencies	—	—
Stockholders’ equity	43,593,980	52,903,469
Total liabilities and stockholders’ equity	$49,603,083	$60,785,540